Exhibit 99.1

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

AND NON-GAAP RECONCILIATION

(unaudited)

Year ended December 31 (millions)	2023				2022
			Fixed				Fixed
			Currency				Currency
	Values at		Rate	Values at	Values at		Rate	Values at
	2023 Rates	Other	Change	2024 Rates	2023 Rates	Other	Change	2024 Rates
Net Sales
Global Industrial	$7,193.1	$407.3	$40.1	$7,640.5	$6,736.3	$392.5	$43.8	$7,172.6
Global Institutional & Specialty	4,994.0	-	20.6	5,014.6	4,414.3	-	18.9	4,433.2
Global Healthcare & Life Sciences	1,576.9	-	30.6	1,607.5	1,505.8	-	28.5	1,534.3
Global Pest Elimination	-	1,061.5	8.7	1,070.2	-	955.4	8.1	963.5
Other	1,442.3	(1,442.3)	-	-	1,313.3	(1,313.3)	-	-
Corporate	69.1	(26.5)	0.1	42.7	123.7	(34.6)	0.1	89.2
Subtotal at fixed currency rates	15,275.4	-	100.1	15,375.5	14,093.4	-	99.4	14,192.8
Effect of foreign currency translation	44.8	-	(100.1)	(55.3)	94.4	-	(99.4)	(5.0)
Total reported GAAP net sales	$15,320.2	$ -	$ -	$15,320.2	$14,187.8	$ -	$ -	$14,187.8

Operating Income
Global Industrial	$1,080.7	$39.0	$2.3	$1,122.0	$935.8	$10.3	$2.8	$948.9
Global Institutional & Specialty	823.0	14.9	3.9	841.8	621.7	8.1	2.1	631.9
Global Healthcare & Life Sciences	160.0	(6.7)	7.5	160.8	193.3	(4.1)	4.2	193.4
Global Pest Elimination	-	209.0	1.4	210.4	-	195.6	1.7	197.3
Other	255.0	(255.0)	-	-	209.9	(209.9)	-	-
Corporate	(331.7)	(1.2)	0.1	(332.8)	(414.4)	-	0.1	(414.3)
Subtotal at fixed currency rates	1,987.0	-	15.2	2,002.2	1,546.3	-	10.9	1,557.2
Effect of foreign currency translation	5.3	-	(15.2)	(9.9)	16.2	-	(10.9)	5.3
Total reported GAAP operating income	$1,992.3	$ -	$ -	$1,992.3	$1,562.5	$ -	$ -	$1,562.5

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. The "Fixed Currency Rate Change” columns in the table above reflect international operations at fixed currency exchange rates established by management at the beginning of 2024, rather than the 2023 established rates. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" rows in the table above.

The “Other” columns in the table above reflect changes between reportable segments including the movement of the Textile Care and Colloidal Technologies Group operating segments to the Water operating segment which continues to remain in the Global Industrial reportable segment, the movement of the Pest Elimination operating segment to the stand-alone Global Pest Elimination reportable segment and the immaterial movement of certain customers and cost allocations.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.